                                    Exhibit 8











                              SHAREHOLDER AGREEMENT





                           dated as of April 15, 1999




                                      among




                         ValueVision International, Inc.





                       GE Capital Equity Investments, Inc.



                                       and



                       National Broadcasting Company, Inc.

                                    Exhibit 8







                              SHAREHOLDER AGREEMENT


                  SHAREHOLDER AGREEMENT, dated as of April 15, 1999, among ValueVision International, Inc., a Minnesota corporation (together with its successors, the "Company"), GE Capital Equity Investments, Inc., a Delaware corporation (together with its successors, "GE Capital Equity Investments") and National Broadcasting Company, Inc., a Delaware corporation (together with its successors, "NBC").


                              W I T N E S S E T H :


                  WHEREAS, the Company and GE Capital Equity Investments have entered into an Investment Agreement dated as of March 8, 1999, as amended by the First Amendment and Agreement, dated as of the date hereof (as amended, the "Investment Agreement"), pursuant to which the Investor (as defined below) has agreed to purchase shares of Series A Redeemable Convertible Preferred Stock (the "Preferred Stock") and a warrant to purchase Common Stock of the Company (the "Purchase Warrant");

                  WHEREAS; the Company and NBC, an Affiliate of the Investor as of the date hereof, have entered into the Distribution Agreement (as defined below), pursuant to which the Company has agreed to issue to NBC or its designee
(i) warrants to purchase 1,450,000 shares of Common Stock of the Company (the "Initial Distributor Warrants") and (ii) at agreed upon times and subject to the satisfaction of certain conditions contained therein, additional warrants to purchase Common Stock of the Company (the "Bonus Distributor Warrants"); and

                  WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide for certain matters with respect to the governance of the Company and desire to enter into this Agreement in order to effectuate that purpose.

                  NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:


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                                                           Shareholder Agreement


                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Adjusted Outstanding Common Stock" shall mean, at any time, the total number of shares of outstanding Common Stock at such time; provided that for purposes of such calculation (a) all shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock shall be considered outstanding, (b) all shares of Common Stock issuable upon exercise of the outstanding Initial Distributor Warrants (whether such Initial Distributor Warrants are vested or unvested) shall be considered outstanding, (c) to the extent that Bonus Distributor Warrants have been issued and are outstanding (and only to such extent), all shares of Common Stock issuable upon the exercise of such issued and outstanding Bonus Distributor Warrants (whether such Bonus Distributor Warrants are vested or unvested) shall be considered outstanding and (d) if Shareholder Approval has been obtained(and only in such case) the maximum number of shares of Common Stock then issuable upon exercise of the Purchase Warrant shall be considered outstanding.

                  "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Agreement" shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

                  "Beneficially Own" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to "Beneficially Own" all securities that such Person has a right to acquire, whether such right is exercisable immediately or only after the passage of time (and without any additional condition), provided that a Person shall not be deemed to "Beneficially Own" any shares of Common Stock which are issuable upon exercise of any


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


                                                           Shareholder Agreement


         Bonus Distributor Warrants unless and until such Bonus Distributor Warrants are actually issued and outstanding (at which time such Person shall be deemed to Beneficially Own all shares of Common Stock which are issuable upon exercise of such Bonus Distributor Warrants, whether or not they are vested or unvested)and, provided further, except as expressly provided in this Agreement no Person shall be deemed to "Beneficially Own" any securities issuable upon exercise of the Purchase Warrant unless and until the Shareholder Approval is obtained. In the event that the Shareholder Approval is obtained, when calculating Beneficial Ownership on any particular date after receipt of such Shareholder Approval, the Purchase Warrant will be deemed to represent Beneficial Ownership of the maximum number of shares of Common Stock that could be acquired upon exercise of the Purchase Warrant on such date.

                  "Board of Directors" shall mean the Board of Directors of the Company as from time to time hereafter constituted.

                  "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close.

                  "Certificate of Designation" shall mean the Certificate of Designation of the Preferred Stock, filed with the Secretary of State of the State of Minnesota on or prior to the date hereof.

                  "Change in Control of the Company" shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such merger, consolidation or other business combination or transaction, do not have Beneficial Ownership of voting securities representing 50% or more of the Total Current Voting Power of the surviving corporation following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any Person (other than the Restricted Parties and their Affiliates or any 13D Group to which any of them is a member) of Beneficial Ownership of Voting Stock of the Company representing 25% or more of the Total Current Voting Power of the Company, (iii) a sale of all or substantially all the consolidated assets of the Company to any Person or Persons (other than Restricted Parties and their Affiliates or any 13D Group to which any of them is a member); or (iv) a liquidation or dissolution of the Company.


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


                                                           Shareholder Agreement


                  "Common Stock" shall mean the common stock, par value $0.01 per share, of the Company and any securities of the Company into which such Common Stock may be reclassified, exchanged or converted.

                  "Company" shall have the meaning set forth in the preamble hereto.

                  "Designee" shall have the meaning set forth in Section
         2.1(d).

                  "Disinterested Shareholders" shall mean any shareholder of the Company who is not a Restricted Party or an Affiliate of a Restricted Party or a member of a 13D Group in which a Restricted Party or an Affiliate of a Restricted Party is also a member.

                  "Distribution Agreement" shall mean the Distribution and Marketing Agreement dated March 8, 1999 between the Company and NBC pursuant to which NBC has agreed to distribute certain programing of the Company, as such agreement may be amended from time to time.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                  "GE Capital" shall mean General Electric Capital Corporation, a New York corporation, together with its successors by operation of law.

                  "Independent Expert" shall mean an investment banking firm mutually acceptable to the Company and the Investor.

                  "Investor" shall mean GE Capital Equity Investments, a wholly-owned Subsidiary of GE Capital as of the date hereof and an Affiliate of NBC as of the date hereof, together with its permitted assigns pursuant to Section 5.6.

                  "Investment Agreement" shall have the meaning set forth in the recitals hereto, as such agreement may be amended from time to time.

                  "Investor Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14d under the Exchange Act, by a Restricted Party (or any 13D Group that includes a Restricted Party) to purchase or


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


                                                           Shareholder Agreement


         exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire 100% of the Total Current Voting Power of the Company then in effect (other than Voting Stock owned by Restricted Parties or any Affiliate of a Restricted Party) and is conditioned (which condition may not be waived) on a majority of the shares of Voting Stock held by Disinterested Shareholders being tendered and not withdrawn with respect to such offer.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

                  "Market Capitalization" shall mean the aggregate Market Price of the outstanding capital stock of the Company.

                  "Market Price" shall mean, with respect to a share of capital stock on any day, except as set forth below in the case that the shares of such capital stock are not publicly held or listed, the average of the "quoted prices" of such capital stock for 30 consecutive Trading Days commencing 45 Trading Days before the date in question. The term "quoted prices" of capital stock shall mean the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, regular way, on that day, in either case, as reported in the consolidated transaction reporting system with respect to securities quoted on Nasdaq or, if shares of such capital stock are not quoted on Nasdaq, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which shares of such capital stock are listed or admitted to trading or, if shares of such capital stock are not quoted on Nasdaq and not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if on any such day shares of such capital stock are not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors making a market in the shares of such capital stock. Notwithstanding the foregoing, if shares of such capital stock are not publicly held or so listed, quoted or publicly traded, the "Market Price" shall mean the fair market value of a share of such capital stock, as determined in good faith by the Board of Directors;


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


                                                           Shareholder Agreement


         provided, however, that if the Investor shall dispute the fair market value as determined by the Board of Directors, the Investor and the Company shall retain an Independent Expert. The determination of fair market value by the Independent Expert shall be final, binding and conclusive on the Company and the Investor. All costs and expenses of the Independent Expert shall be borne by the Investor unless the determination of fair market value is more favorable to such Investor by 5% or more, in which case, all such costs and expenses shall be borne by the Company.

                  "Material Agreement" shall mean any contract, lease, restriction, agreement, instrument or commitment to which the Company or any Subsidiary of the Company is a party or by which its properties are bound (i) which provides a benefit to the Company or any of its Subsidiaries of, or commits the Company or any Subsidiary of the Company to expend, $500,000 or more (or, in the case of any agreement with any customer of the Company or any Company Subsidiary of the Company, $50,000 or more), (ii) which if breached by any party thereto would result in liability or loss to the Company and its Subsidiaries of $500,000 or more (or in the case of any agreement with any customer of the Company or any Subsidiary of the Company, $50,000 or more) or(iii) which provides for the distribution of programming of the Company to more than 250,000 full-time equivalent homes by any multichannel video programming distributor, including without limitation, by a cable television system, MATV and SMATV systems, MMDS, TVRO and other wireline, wireless or direct broadcast satellite delivery methods.

                  "Material Subsidiaries" shall mean those Subsidiaries of the Company that constitute "significant subsidiaries" as defined in Rule 1-02 of Regulation S-X under the Securities Act.

                  "Material Transaction" shall mean (i) the direct or indirect acquisition or purchase of 5% or more of the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, or of 5% or more of any class of equity securities of the Company or any of its Subsidiaries or any tender offer or exchange offer (including by the Company or its Subsidiaries) that if consummated would result in any person beneficially owning 5% or more of any class of equity securities of the Company or any of its Subsidiaries, or (ii) any merger, consolidation, business combination, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries other than the transactions contemplated by the Investment Agreement or this Agreement.


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


                                                           Shareholder Agreement


                  "NBC" shall mean National Broadcasting Company, Inc., a Delaware corporation and Affiliate of the Investor as of the date hereof and a wholly-owned Subsidiary of General Electric Company as of the date hereof, together with its successors by operation of law

                  "NBC Restricted Person" shall mean each of the Persons listed on Annex A hereto together with their respective Affiliates.

                  "Options" shall mean stock options to purchase Common
         Stock.

                  "Permitted Liens" shall mean (i) mechanics', carriers', repairmen's or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable and
         (iv) other encumbrances or restrictions or imperfections of title which do not materially impair the continued use and operation of the assets to which they relate.

                  "Person" shall mean an individual, corporation, unincorporated association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

                  "Preferred Stock" shall mean the Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company.

                  "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between the Company and the Investor, as it may be amended from time to time.

                  "Representatives" shall mean, with respect to any Person, such Person's directors, officers, employees, agents and other representatives acting in such capacity.

                  "Restricted Parties" shall mean each of (i) NBC, its Ultimate Parent Entity (if any), each Subsidiary of NBC and each Subsidiary of its Ultimate Parent Entity, (ii) GE Capital, its Ultimate Parent Entity (if any), each Subsidiary of GE Capital and each Subsidiary of its Ultimate Parent Entity and (iii) any Affiliate of any Person that is


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


                                                           Shareholder Agreement


         a Restricted Party if (and only if) such Restricted Party has the right or power (acting alone or solely with other Restricted Parties) to either cause such Affiliate to comply with or prevent such Affiliate from not complying with all of the terms of this Agreement that are applicable to Restricted Parties.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Shareholder Approval" shall mean the approval at the Shareholder Meeting by the Company's shareholders of the Purchase Warrant.

                  "Shareholders Meeting" shall mean the meeting of shareholders of Company, which meeting the Company shall hold and convene promptly after the date hereof in order to vote on certain matters including, but not limited to, the Purchase Warrant.

                  "Shareholders Vote" shall mean the vote of the shareholders of the Company taken at the Shareholders Meeting.

                  "Standstill Limit" means Beneficial Ownership of 39.9% of the Adjusted Outstanding Common Stock.

                  "Standstill Period" shall mean the period beginning on the date hereof and ending on the occurrence of a Standstill Termination Event, provided that the Standstill Period shall recommence immediately upon the occurrence of a Standstill Reinstatement Event.

                  "Standstill Reinstatement Event" shall mean the occurrence of any of the following (a) the Standstill Period has terminated pursuant to clause (iii) of the definition of "Standstill Termination Event" and such Third Party Tender Offer is withdrawn or terminated (without having been consummated) at any time during which an Investor Tender Offer is not then pending (unless the party that commenced such Investor Tender Offer determines to terminate such Investor Tender Offer in accordance with Section 4.1(f), in which event a Standstill Reinstatement Event shall occur at the time of such termination), or
         (b) the Standstill Period has terminated pursuant to clause (iv) of the definition of "Standstill Termination Event" due to a Change of Control identified in clause (ii) of the definition thereof and,


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


                                                           Shareholder Agreement


         within twelve months after the occurrence of such Change in Control, the Person whose Beneficial Ownership of Voting Stock triggered such Change of Control no longer Beneficially Owns 25% or more of the Total Current Voting Power of the Company or (c) the Standstill Period has terminated pursuant to clause (ii) of the definition of "Standstill Termination Event," the relevant agreement that would have otherwise resulted in a Change of Control has been terminated without a Change of Control having occurred and subsequent to the occurrence of such Standstill Termination Event but prior to the termination of such agreement (x) the Restricted Parties have not acquired actual ownership of Voting Stock representing in the aggregate a majority of the Total Current Voting Power of the Company, (y) no Restricted Party has made any proposal or offer to the Company regarding a Takeover Proposal (other than any such proposal or offer that has been withdrawn by the party making such proposal or offer or is no longer being pursued) and
         (z) no Restricted Party has commenced any tender or exchange offer that is pending when such agreement is terminated and that, if completed, would result in the Restricted Parties having actual ownership of Voting Stock representing in the aggregate a majority of the Total Current Voting Power of the Company. Notwithstanding the foregoing, a Standstill Reinstatement Event will not occur if prior to the occurrence of the event specified in clause (a), (b) or (c) above that would otherwise result in a Standstill Reinstatement Event, another Standstill Termination Event occurs for which there has not been a related Standstill Reinstatement Event.

                  "Standstill Revised Limit" shall mean the percentage of the Adjusted Outstanding Common Stock Beneficially Owned by the Restricted Parties as of the occurrence of a Standstill
         Reinstatement Event.

                  "Standstill Termination Event" shall mean the earliest to occur of the following: (i) the tenth anniversary of the date of this Agreement, (ii) the date the Company enters into an agreement relating to a transaction that if consummated will result in a Change in Control of the Company, (iii) a Third Party Tender Offer, (iv) any Change in Control of the Company occurs, or (v) the six month anniversary of the date on which the Investor is no longer entitled to designate any nominees to the Board of Directors pursuant to Section 2.1; provided, that the Standstill Period will be immediately reinstated upon the occurrence of a Standstill Reinstatement Event; provided further that, upon a Standstill Reinstatement Event, if the Standstill Revised Limit is greater than the Standstill Limit, then the Standstill Revised Limit and not the Standstill Limit shall


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


                                                           Shareholder Agreement


         thereafter be deemed the Standstill Limit for all purposes hereunder.

                  "Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by such Person.

                  "Takeover Transaction" shall mean (A) any of the matters set forth in clause (i) of the definition of Material Transaction but replacing "5%" with "50%" each place "5%" is used in such definition,
         (B) a sale of all or substantially all of the assets of the Company and its Subsidiaries or (C) a merger or consolidation of the Company.

                  "Third Party Tender Offer" shall mean a bona fide public offer subject to the provisions of Regulation 14D under the Exchange Act, by a Person (which is not made by and does not include any of the Company, a Restricted Party or any Affiliate of any of them or any 13D Group that includes the Company, a Restricted Party or any Affiliate of them) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire 25% or more of the then Total Current Voting Power of the Company.

                  "13D Group" means any "group" (within the meaning of Section 13(d) of the Exchange Act) formed for the purpose of acquiring, holding, voting or disposing of Voting Stock.

                  "Total Current Voting Power" shall mean, with respect to any corporation the total number of votes which may be cast in the election of members of the Board of Directors of the corporation if all securities entitled to vote in the election of such directors (excluding shares of preferred stock that are entitled to elect directors only upon the occurrence of customary events of default) are present and voted (it being understood that the Preferred Stock will be included on an as converted basis in the calculation of Total Current Voting Power of the Company).

                  "Transfer" shall have the meaning set forth in Section
         4.2.


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


                                                           Shareholder Agreement


                  "Ultimate Parent Entity" shall mean, with respect to any Person (the "Subject Person"), the Person (if any) that (i) owns, directly or indirectly through one or more intermediaries, or both, shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of the Subject Person and (ii) is not itself a Subsidiary of any other Person or is a natural person.

                  "Voting Stock" shall mean shares of the Common Stock and Preferred Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors of the Company.

                  "Warrants" shall mean the Purchase Warrant, the Initial Distributor Warrants and the Bonus Distributor Warrants.


                                   ARTICLE II

                              CORPORATE GOVERNANCE

                  Section 2.1  Board of Directors.

                  (a) The Company shall immediately expand the size of the Board of Directors to seven directors and, pursuant to the terms of the Certificate of Designation, appoint to the Board of Directors two individuals designated by the Investor as the holder of a majority of the outstanding shares of Preferred Stock. The directors designated by the Investor shall be subject to the reasonable approval of a majority of the members of the Board of Directors and shall continue to serve as directors until the next election of directors.

                  (b) If the Shareholder Approval is obtained, (i) as long as the Restricted Parties continue to Beneficially Own an aggregate number of shares of Common Stock equal to or greater than 50% of the number of shares of Common Stock which the Restricted Parties Beneficially Own on the date hereof (making equitable adjustments for any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock), the Investor shall be entitled to designate two individuals to be nominated to the Board of Directors or (ii) if the condition in clause (i) of this paragraph (b) is not satisfied, then as long as the Restricted Parties shall continue to Beneficially Own at least 10% of the Adjusted Outstanding Common Stock, the Investor shall be entitled to designate one individual to be nominated to the Board of Directors. For purpose of clause (i) above, the


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


                                                           Shareholder Agreement


Preferred Stock and the Purchase Warrant will be treated as outstanding and exercisable as of the date hereof.

                  (c) If the Shareholder Approval is not obtained, (i) as long as the Restricted Parties continue to Beneficially Own an aggregate number of shares of Common Stock equal to or greater than 75% of the number of shares of Common Stock which the Restricted Parties Beneficially Own on the date hereof (making equitable adjustments for any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock), the Investor shall be entitled to designate two individuals to be nominated to the Board of Directors or (ii) if the condition in clause (i) of this paragraph (c) is not satisfied, then as long as the Restricted Parties shall continue to Beneficially Own an aggregate number of shares of Common Stock equal to or greater than 50% of the number of shares of Common Stock which the Restricted Parties Beneficially Own on the date hereof (making equitable adjustments for any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with the respect to Common Stock), the Investor shall be entitled to designate one individual to be nominated to the Board of Directors. For purposes of this paragraph (c), the Purchase Warrant will not be deemed to be outstanding on the date hereof.

                  (d) Any individual so designated by the Investor pursuant to paragraphs (b) or (c) of this Section 2.1 (each a "Designee") that has not previously served as a member of the Board of Directors shall be subject to the reasonable approval of a majority of the members of the Board of Directors.

                  (e) As long as a majority of the outstanding shares of Preferred Stock are owned by the Restricted Parties and the Investor is otherwise entitled to designate nominee(s) for election as director(s) pursuant to Section 2.1, the Designee(s) will be elected to the Board of Directors by the holders of the Preferred Stock voting separately as a class, as provided in the Certificate of Designation. If the Restricted Parties no longer own a majority of the outstanding shares of Preferred Stock (or no shares of Preferred Stock are outstanding) but the Investor is otherwise entitled to designate nominee(s) for election as director(s) pursuant to Section 2.1, the Company shall nominate each such Designee for election as a director as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the same support for the election of each such Designee as it provides to other persons standing for election as directors of the Company as part of the Company's management slate.


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


                                                           Shareholder Agreement


                  (f) Subject to applicable law, in the event that any Designee on the Board of Directors shall cease to serve as a director for any reason (other than the failure of the shareholders of the Company to elect such person as director), the vacancy resulting therefrom shall be filled by another Designee.

                  (g) For the avoidance of doubt, nothing in this Section 2.1 or elsewhere in this Agreement is intended to prohibit the Restricted Parties from nominating and electing a majority of the members of the Board of Directors if the Restricted Parties have actual ownership of Voting Stock representing in the aggregate a majority of the Total Current Voting Power and the Standstill Period is no longer in effect.

                  (h) For as long as the Investor can designate nominee(s) for election as director(s) pursuant to Section 2.1 and the Company has otherwise complied with the terms of this Section 2.1, the Restricted Parties will vote (or execute a written consent in lieu of) in each shareholder vote (or written consent in lieu of) for the election of directors of the Company all of their Voting Stock (other than shares of Preferred Stock that vote for directors as a separate class from the Common Stock and other than the Common Stock issued pursuant to the conversion of the Preferred Stock) (i) if there is no bona fide proxy contest for the election of directors, in favor of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors or (ii) if there is a bona fide proxy contest for the election of directors, at the election of each Restricted Party either (x) in favor of the management slate that is included in the proxy statement (or consent solicitation or other similar document) of the Company relating to the election of directors or (y) in the same proportion as all votes cast by Disinterested Shareholders. The Restricted Parties' obligations hereunder will terminate on the earlier to occur of (A) the termination of the Standstill Period, or (B) the five year anniversary of the date hereof.

                  (i) As long as the Investor is entitled to designate two persons for nomination as directors, the then current Investor may assign pursuant to Section 5.6 the right to designate pursuant to the terms and conditions hereof one of such nominees to any other Restricted Party (such that two Restricted Parties each have the right to designate one nominee; it being understood that in such a case for all purposes of this Agreement where rights or obligations of the Investor or the Restricted Parties are determined by the number of nominees the Investor is entitled to designate, the Investor will be deemed to have the right to designate two nominees).

                                                           Shareholder Agreement


                  (j) For so long as the Restricted Parties own a majority of outstanding Preferred Stock and the Designees are entitled to be elected to the Board of Directors by the holders of the Preferred Stock voting separately as a class pursuant to Section VII(b) of the Certificate of Designation, any shares of Common Stock owned by the Restricted Parties that were issued pursuant to the conversion of shares of Preferred Stock (but no other shares of Common Stock owned by the Restricted Parties) shall not be voted by the Restricted Parties in any shareholder vote (or written consent in lieu thereof) for the election of directors of the Company.

                  Section 2.2 Board Committees. As long as the Investor has the right to designate at least one nominee to the Board of Directors, unless otherwise agreed to by the Investor, (a) each of the Audit Committee and the Compensation Committee of the Board of Directors shall contain at least one Designee and (b) each other committee of the Board of Directors shall contain a number of Designees (to the extent available), rounded upward to the nearest whole number, equal to the total number of directors on such committee multiplied by the percentage of the entire Board of Directors who are Designees.

                  Section 2.3 Reimbursement of Expenses; Attendance at Board Meetings; Indemnification. The Company will reimburse each Designee that serves as a director for all reasonable costs and expenses (including travel expenses) incurred in connection with such director's attendance at meetings of the Board or any committee of the Board upon which such director serves. The Company will not pay such director annual fees and fees for attending Board or committee meetings. The Company shall indemnify each such director to the same extent it indemnifies its other directors pursuant to its organizational documents and applicable law.

                  Section 2.4 Consultation and Other Rights. As long as the Investor has the right to designate at least one nominee to the Board of Directors, it shall have: (i) the right to examine the books and records of the Company and (ii) the right to have its representative consult with the Company's executive officers regarding business strategies, operating priorities and other major corporate issues.


                                   ARTICLE III

                               CERTAIN AGREEMENTS

                  Section 3.1 Financial Statements and Other Reports. As long as the Investor has the right to designate at least one person to be nominated for election to the Board of Directors

                                                           Shareholder Agreement


pursuant to Section 2.1, the Company will deliver, or cause to be delivered to the Investor:

                  (a) between 30 days prior to and 60 days after the end of each fiscal year, a budget (on a monthly basis) for the Company and its Subsidiaries for the following fiscal year (including consolidating and consolidated statements of operations);

                  (b) as soon as available and in any event within 45 days after the end of each month, consolidating and consolidated statements of operations of the Company and its Subsidiaries for such month and for the period from the beginning of the current fiscal year to the end of such month and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and setting forth, in each case, in comparative form, figures for the corresponding month and period in the preceding fiscal year and the budget for such month and for the period from the beginning of the current fiscal year to the end of such month, all in reasonable detail and certified by an authorized financial officer of the Company as fairly presenting in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP;

                  (c) as soon as practicable and in any event within 45 days after the end of each fiscal quarter of the Company, consolidating and consolidated statements of operations and cash flow of the Company and its Subsidiaries for such quarter and for the period from the beginning of the current fiscal year to the end of such quarter and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, setting forth, in each case, in comparative form, figures for the corresponding quarter in the preceding fiscal year and the budget for such quarter, all in reasonable detail, and certified by an authorized financial officer of the Company as fairly presenting in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP;

                  (d) as soon as available and in any event within 120 days after the end of each fiscal year, consolidating and consolidated statements of operations, shareholders' equity and cash flow of the Company and its Subsidiaries for such fiscal year, and the related consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, setting forth, in each case, in comparative form, corresponding consolidated and

                                                           Shareholder Agreement


         consolidating figures from the preceding fiscal year, all in reasonable detail and accompanied (i) in the case of such consolidated statements and balance sheet of the Company, by an opinion thereon of independent certified public accountants of recognized national standing (which shall be generally recognized as one of the "Big Five" independent public accounting firms), which opinion shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and (ii) in the case of such consolidating statements and balance sheets, by a certificate of an authorized financial officer of the Company, which certificate shall state that such consolidating financial statements fairly present, in all material respects, the respective individual unconsolidated financial condition and results of operations of the Company and of each of its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year;

                  (e) promptly upon transmission thereof to the shareholders of the Company generally or to any other security holder of the Company, including, without limitation, any holder of debt, copies of all financial statements, notices, certificates, annual reports and proxy statements so transmitted;

                  (f) promptly upon receipt thereof, a copy of each other report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, or any management letters or similar document submitted to the Company or any of its Subsidiaries by such accountants;

                  (g) promptly upon any material revision to the budgets referred to in paragraph (a) above, such monthly budgets, as revised;

                  (h) promptly upon any officer of the Company obtaining knowledge thereof, notice of any event of default under any credit agreement, loan agreement or indenture that the Company is party to; and

                  (i) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as the Investor may reasonably request.

                  Section 3.2 Certain Transactions with NBC Restricted Persons. (a) The Company agrees for the benefit of the

                                                           Shareholder Agreement


Restricted Parties that except with the prior written consent of the Investor and except as may be expressly permitted by this Agreement, the Company and its Subsidiaries shall not, directly or indirectly:

                         (i) issue or sell to any NBC Restricted Person, or authorize or propose the issuance or sale to any NBC Restricted Person of, any capital stock, partnership or limited liability company interests or other equity securities of the Company or any Subsidiary of the Company or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire, any such capital stock, partnership or limited liability interests or other equity securities;

                        (ii) form, enter into or join any partnership or joint venture with, sell or dispose of any business or any assets (other than inventory and any other assets disposed of in the ordinary course consistent with past practice of such business) to, or make any investment in any NBC Restricted Person;

                       (iii) enter into any transaction involving the incurrence of indebtedness (other than in the ordinary course of business consistent with past practice) involving any NBC Restricted Person;

                        (iv) authorize, enter into or approve any Material Transaction with any NBC Restricted Person or enter into any discussions or negotiations relating to any inquiry, proposal or offer relating thereto;

                         (v) enter into any joint marketing or co-branding arrangement with any NBC Restricted Person, license or otherwise grant to any NBC Restricted Person the right to utilize any trademark, tradename or brand of the Company or any Subsidiary of the Company or grant to any NBC Restricted Person any rights to have a branded presence on any media of the Company or its Subsidiaries or rights to cross-promote home shopping transactions; or

                        (vi) authorize or commit or agree to take any of the foregoing actions.

                        (b) The provisions of this Section 3.2 shall terminate and be of no further force or effect at such time as the Investor is no longer entitled to designate at least one person to be nominated for election to the Board of Directors pursuant to Section 2.1. In addition, the provisions of this
Section 3.2 shall terminate and be of no further force or effect with respect to those NBC Restricted Persons (and their Affiliates) set forth

                                                           Shareholder Agreement


on Annex B hereto (collectively, the "Annex B Entities") in the event that (i) NBC or any of its Subsidiaries or Affiliates enters into a significant transaction with any Annex B Entity (the "Relevant Entity") that precludes NBC and its Subsidiaries from entering into a significant transaction with any one of the other Annex B Entities and (ii) during the period ending six months after the occurrence of an event specified in clause (i), neither the Company nor any of its Subsidiaries has entered into an agreement providing for a significant transaction with the Relevant Entity or its Affiliate.

                  Section 3.3  Certain Other Transactions.

                  For as long as the Investor is entitled to designate two persons to be nominated for election to the Board of Directors pursuant to
Section 2.1, the Company agrees that except with the prior written consent of the Investor, the Company and its Subsidiaries shall not, directly or indirectly:

                  (a) issue or sell, or authorize or propose the issuance or sale, of any capital stock of the Company, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire capital stock of the Company other than (i) pursuant to Options outstanding on the date hereof or issued pursuant to clause (ii) below, (ii) Options to be issued to officers, directors, employees or consultants of the Company pursuant to any plan or arrangement approved by the Company's shareholders, (iii) upon conversion of the Preferred Stock outstanding on the date hereof or pursuant to the Warrants, (iv) the issuance of Common Stock and other Voting Stock in an aggregate amount not to exceed (x) during any twelve month period 15% of the Total Voting Power of the Company as of the first day of such twelve month period and (y) during any twenty-four month period 25% of the Total Voting Power of the Company as of the first day of such twenty-four month period, provided that no issuance will be made to any Person pursuant to this clause (iv) who, together with its Affiliates, to the knowledge of the Company after reasonable inquiry, would Beneficially Own securities representing 10% or more of the Total Voting Power of the Company following such issuance and (v) issuances of non-voting capital stock that does not violate the terms of the Preferred Stock;

                  (b) declare or pay any dividends or distributions to holders of Common Stock in any fiscal quarter exceeding in the aggregate 5% of the Market Capitalization of the Company as of the first day of such fiscal quarter or repurchase or redeem any Common Stock except (i) repurchases and redemption of Common Stock from officers, directors, employees or consultants of the Company and its Subsidiaries

                                                           Shareholder Agreement


         and (ii) repurchases and redemptions of Common Stock in any fiscal quarter that, when aggregated with all distributions and dividends on the Common Stock in such fiscal quarter, do not exceed 5% of the Market Capitalization of the Company as of the first day of such fiscal quarter;

                  (c) enter into or effect any single or related series of acquisitions of businesses or assets or investments therein (including, without limitation, forming, entering into or joining any joint venture), other than money market instruments and trade receivables, pursuant to which the fair market value of the aggregate purchase price paid, or investment made, by the Company and its Subsidiaries will exceed the greater of (x) $35 million or (y) 10% of the Market Capitalization of the Company at the time the Company or its Subsidiaries enter into an agreement to effect such acquisition or investment;

                  (d) enter into or effect any single or related series of sales, leases or other dispositions of assets having a Fair Market Value in excess of the greater of (x) $35 million or (y) 10% of the Market Capitalization of the Company at the time the Company or its Subsidiaries enter into an agreement to effect such sale, lease or other disposition;

                  (e) incur indebtedness for borrowed money that would cause the Company's consolidated indebtedness to exceed the greater of (x) $40 million and (y) an amount equal to 30% of the Company's total capitalization; for purposes of this clause (e) "total capitalization" means the sum of consolidated shareholders equity and consolidated indebtedness;

                  (f) issue any series or class of capital stock having (i) voting rights that are disproportionate relating to its economic interest or (ii) a separate class vote on any Takeover Transaction;

                  (g) enter into any business, either directly or indirectly, except for those businesses in which the Company and/or its Subsidiaries and/or its Affiliates are engaged in on the date hereof and those businesses which are ancillary, complementary or reasonably related thereto;

                  (h) amend the Articles of Incorporation so as to adversely affect the Restricted Parties (it being understood that increases in the authorized capital stock of the Company and/or creation of a staggered Board of Directors will not be deemed to adversely affect the Restricted Parties); or

                                                           Shareholder Agreement


                  (i) authorize or commit or agree to take any of the foregoing actions.

                  Section 3.4 Other Covenants. (a) The Company agrees that except with the prior written consent of the Investor and except as otherwise expressly permitted by this Agreement, it and its Subsidiaries shall not, directly or indirectly:

                  (i) adopt any shareholders rights plan, or amend any of its organizational documents or enter into any Material Agreement with a third party or issue any capital stock or other securities, the provisions of which, upon the acquisition of all of the outstanding Common Stock or any portion thereof by any Restricted Party would be violated or breached, or which would require a consent, approval or notice thereunder, or which would result in a default thereof (or an event which, with notice or lapse of time or both, would constitute a default), or which would result in the termination thereof or accelerate the performance required thereby, or would result in a right of termination or acceleration thereunder, or result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of the Company or Material Subsidiaries thereunder or disadvantage the Restricted Parties relative to other shareholders on the basis of the size of their shareholdings or otherwise restrict or impede the ability of the Restricted Parties to acquire additional shares of Voting Stock or dispose of such Voting Stock in any manner permitted by Section 4.2 to any Restricted Party or to any Person that would Beneficially Own (together with such Person's Ultimate Parent Entity, Subsidiaries and Affiliates) less than 10% of the Adjusted Outstanding Common Stock;

                  (ii) Take any action that would cause any ownership interest in any of the following to be attributable to any Restricted Party for purposes of FCC regulations: (i) a U.S. broadcast radio or television station, (ii) a U.S. cable television system, (iii) a U.S. "daily newspaper" (as such term is defined in Section 73.3555 of the rules and regulations of the Federal Communications Commission, as the same may be amended from time to time), (iv) any U.S. communications facility operated pursuant to a license granted by the Federal Communications Commission ("FCC") and subject to the provisions of Section 310(b) of the Communications Act of 1934, as amended, or (v) any other business which is subject to FCC regulations under which the ownership of a Person may be subject to limitation or restriction as a result of the interest in such business being attributed to such Person.

                                                           Shareholder Agreement


                  (b) The provisions of Section 3.4(a)(i) shall terminate and be of no further force or effect at such time as the Investor is no longer entitled to designate at least one person to be nominated for election to the Board of Directors pursuant to Section 2.1.

                  Section 3.5 Houston Station. The Company and its Subsidiaries shall use all commercially reasonable efforts to dispose of their interests in KVVV-TV Channel 57 Baytown, Texas as soon as practicable.

                  Section 3.6 No Reinstatement of Rights. Anything in this Agreement to the contrary notwithstanding, to the extent the Restricted Parties fail to satisfy any ownership threshold set forth herein so that any rights of the Investor under this Agreement and/or obligations of the Company under this Agreement terminate, such terminated rights and/or obligations will not be reinstated if the Restricted Parties thereafter satisfy such ownership threshold.


                                   ARTICLE IV

                              STANDSTILL AGREEMENTS

                  Section 4.1  Standstill Agreement.

                  (a) During the Standstill Period (and during the Standstill Period only), no Restricted Party will, directly or indirectly, nor will it authorize or direct any of its Representatives to (and will take appropriate action against such Representatives to discourage), in each case unless specifically requested to do so in writing in advance by the Board of Directors:

                  (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership of any assets or businesses of the Company or any of its Subsidiaries having a fair market value in excess of 10% of the fair market value of all of the Company's and its Subsidiaries' assets, or any rights or options to acquire any such ownership (including from a third party);

                  (ii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, Beneficial Ownership of any Common Stock of the Company or any of its Subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such Voting Stock, in any case other than the Preferred Stock, the Warrants and any Voting Stock issuable upon conversion or exercise of the Preferred Stock or

                                                           Shareholder Agreement


         Warrants; provided, however, that after the Shareholder Meeting (or if earlier August 31, 1999) the Restricted Parties may acquire or agree, offer, seek or propose to acquire, or cause to be acquired, shares of Voting Stock of the Company (or any convertible or exchangeable securities) to acquire any such Voting Stock if such acquisition would not increase the Restricted Parties' aggregate Beneficial Ownership of shares of Common Stock to more than the Standstill Limit (other than due to the issuance of additional Bonus Distributor Warrants; provided that if the issuance of additional Bonus Distributor Warrants results in the Restricted Parties' aggregate Beneficial Ownership of shares of Common Stock exceeding the Standstill Limit, then at any time during the Standstill Period (and only during the Standstill Period) when the Standstill Limit is so exceeded, the Restricted Parties shall not exercise any Bonus Distributor Warrants unless (A) such exercise occurs during the six months prior to the expiration or termination of such Bonus Distributor Warrants or (B) immediately upon such exercise, the Restricted Parties' aggregate actual ownership of outstanding shares of Common Stock would not exceed 39.9% of the total outstanding shares of Common Stock, treating as outstanding and actually owned for such purpose shares of Common Stock issuable upon conversion of the Preferred Stock or upon the exercise of the Initial Distributor Warrants, but no shares of Common Stock issuable upon exchange or conversion of any other rights, warrants, options or other securities). Notwithstanding the foregoing, during the Standstill Period, the holder of a Warrant will not disclaim Beneficial Ownership of such Warrant and for as long as the Purchase Warrant is outstanding and exercisable, no Restricted Party will acquire actual ownership of any shares of Common Stock other than (x) through exercise of the Warrants or conversion of the Preferred Stock and (y) other acquisitions of shares of Common Stock at a price per share equal to or greater than the applicable price set forth in Section 8(a)(ii) of the Purchase Warrant (during the period prior to the second anniversary of the Issue Date under the Warrant) or Section 8(b)(ii) of the Purchase Warrant (during the period on and after the second anniversary of such Issue Date and prior to the fifth anniversary of such Issue Date).

                  (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company or any of its Subsidiaries, provided that the limitation contained in this clause
         (iii) shall not apply to any Takeover Transaction to be voted on by the Company's shareholders that is not instituted or proposed by any Restricted Party or any Affiliate of a

                                                           Shareholder Agreement


         Restricted Party or any 13D Group of which any Restricted Party or any Affiliate of a Restricted Party is a member;

                  (iv) deposit any securities of the Company or any of its Subsidiaries in a voting trust or subject any such securities to any arrangement or agreement with any Person (other than one or more Restricted Parties);

                  (v) form, join, or in any way become a member of a 13D Group with respect to any voting securities of the Company or any of its Subsidiaries (other than a "group" consisting solely of Restricted Parties);

                  (vi) arrange any financing for, or provide any financing commitment specifically for, the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its Subsidiaries, except for such assets as are then being offered for sale by the Company or such Subsidiary;

                  (vii) otherwise act, whether alone or in concert with others, to seek to propose to the Company any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving the Company or any of its Subsidiaries, or nominate any person as a director of the Company who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of the Company; provided that the Restricted Entities may nominate directors in accordance with Section
         2.1 and, provided further, the provisions of this clause (vii) will not prohibit or restrict any Restricted Party from entering into any agreement, arrangement or understanding relating to the Transfer of any securities in accordance with Section 4.2 or engaging in an discussion or negotiations relating to any potential Transfer of any securities in accordance with Section 4.2;

                  (viii) solicit, initiate, encourage or knowingly or intentionally facilitate the taking of any action by any Affiliate of a Restricted Party (that is not itself a Restricted Party) that would be prohibited by this Section 4.1 if that Affiliate were a Restricted Party; or

                  (ix) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.

                  (b) In addition, during the Standstill Period (and only during the Standstill Period), no Restricted Party will, nor will they authorize or direct any of their respective

                                                           Shareholder Agreement


Representatives to, take any action that they reasonably believe based on the advice of outside counsel would require the Company to make a public announcement regarding any of the matters set forth in Section 4.1(a) (other than in connection with the transactions contemplated by the Investment Agreement).

                  (c) If, at any time during the Standstill Period, (i) any Person other than a Restricted Party or any Affiliate thereof or any 13D Group of which any Restricted Party is a member has made any inquiry, proposal or offer relating to a Takeover Transaction or Change in Control of the Company which has not been rejected by the Board of Directors, (ii) the Board of Directors has determined to pursue a Takeover Transaction or other Change in Control of the Company and the Board of Directors has not resolved to stop pursuing such Takeover Transaction or other Change in Control of the Company or
(iii) the Board of Directors or the Company has engaged in any discussions or negotiations with, or provided any information to, any Person other than a Restricted Party or any Affiliate thereof or any 13D Group of which any Restricted Party is a member with respect to a potential Takeover Transaction or other Change in Control of the Company or any potential inquiry, proposal or offer relating thereto and the Board of Directors has not resolved to terminate all such discussions, negotiations and provision of information, then, for so long as such condition continues to apply, the limitation on the actions described in clause (a)(vii) above shall not be applicable to the Restricted Parties (but all other provisions of this Agreement will, subject to Section 4.1(d), continue to apply).

                  (d) Anything in this Section 4.1 to the contrary notwithstanding, this Section 4.1 shall not prohibit or restrict any of the following: (x) actions taken by the Investor's nominees on the Board of Directors in such capacity, (y) the exercise by the Restricted Parties of their voting rights (i.e., their right to vote their shares but not their right to make nominations, to the extent prohibited by this Agreement, or take other related actions otherwise prohibited by this Section 4.1) with respect to any shares of Voting Stock they Beneficially Own and (z) any disclosure pursuant to
Section 13(d) of the Exchange Act which a Restricted Party reasonably believes, based on the advice of outside counsel, is required in connection with any action taken by a Restricted Party pursuant to Section 4.1(c).

                  (e) Following the expiration of the Standstill Period pursuant to clause (i) of the definition of Standstill Termination Event and for two years following the expiration of the Standstill Period pursuant to clause (v) of the definition of Standstill Termination Event, no Restricted Party will purchase or otherwise acquire any shares of Common Stock if such acquisition would increase the Restricted Parties' aggregate

                                                           Shareholder Agreement


Beneficial Ownership of shares of Common Stock to more than 39.9% of the Adjusted Outstanding Common Stock except (x) increases in Beneficial Ownership resulting from issuance of the Warrants or the exercise of the Warrants or (y) pursuant to a Purchaser Tender Offer.

                  (f) If the Standstill Period terminates pursuant to clause
(iii) of the definition of "Standstill Termination Event" and the subject Third Party Tender Offer is terminated at any time during which an Investor Tender Offer is then pending, unless otherwise agreed by the Company, the Restricted Party that commenced such Investor Tender Offer (the "Tendering Restricted Party") will not complete such Investor Tender Offer until at least the sixth business day after the termination of such Third Party Tender Offer. If, within two business days after termination of the subject Third Party Tender Offer, the Company requests in writing that the Tendering Restricted Party terminate its Investor Tender Offer and by the end of the second business day after the receipt of such request the Tendering Restricted Party has not terminated its Investor Tender Offer, then the provisions of Section 3.4(a)(i) shall no longer prohibit the Company from amending its then existing shareholders rights plan or adopting a shareholders rights plan that could be triggered by the Restricted Parties if (and, only if) they subsequently acquired Beneficial Ownership of additional Voting Securities that would increase the Restricted Parties' aggregate Beneficial Ownership of shares of Common Stock to more than the Standstill Limit (determined for these purposes as if a Standstill Reinstatement Event had occurred on such date) other than as a result of the acquisition of Beneficial Ownership of additional shares of Common Stock upon the issuance or exercise of additional Bonus Distributer Warrants.

                  Section 4.2  Transfer Restrictions.

                  (a) Unless the Restricted Parties Beneficially Own in the aggregate less than 5% of the Adjusted Outstanding Common Stock or until the Restricted Parties Beneficially Own in the aggregate at least 90% of the Adjusted Outstanding Common Stock, the Restricted Parties shall not, directly or indirectly, sell, transfer or otherwise dispose of (collectively, "Transfer") any of the Preferred Stock, Warrants or shares of Common Stock Beneficially Owned by such Persons, except for Transfers: (i) to Restricted Parties or to Affiliates who agree to be Restricted Parties bound by the provisions of this Agreement, (ii) which have been consented to by the Company, (iii) pursuant to a Third Party Tender Offer, provided that the Restricted Parties may not Transfer pursuant to this clause (iii) any shares of Common Stock acquired upon exercise of the Purchase Warrant on or after the date of commencement of such Third Party Tender Offer or the public announcement by the offeror thereof or that such offeror

                                                           Shareholder Agreement


intends to commence such Third Party Tender Offer, (iv) pursuant to a merger, consolidation or reorganization to which the Company is a party, (v) in a bona fide public distribution or bona fide underwritten public offering, (vi) pursuant to Rule 144 of the Securities Act or (vii) in a private sale or pursuant to Rule 144A of the Securities Act; provided that, in the case of any Transfer pursuant to clause (v) or (vii), such Transfer does not result in, to the knowledge of the Restricted Parties after reasonable inquiry, any other Person acquiring, after giving effect to such Transfer, Beneficial Ownership, individually or in the aggregate with such Person's Ultimate Parent Entity, Subsidiaries and Affiliates, of more than 10% of the Adjusted Outstanding Common Stock.

                  (b) Subject to the provisions of Section 4.2(a), if any Restricted Party decides to dispose of any of the Preferred Stock (or the Common Stock issuable upon conversion of the Preferred Stock) or the Warrants (or the Common Stock issuable upon exercise of the Warrants), each Restricted Party understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Restricted Party agrees to the imprinting, so long as appropriate, of substantially the following legends on certificates representing any of the securities referenced in the preceding sentence:

         NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SHAREHOLDER AGREEMENT, DATED AS OF APRIL 15, 1999, AMONG VALUEVISION INTERNATIONAL, INC., GE CAPITAL EQUITY INVESTMENTS, INC., AND NATIONAL BROADCASTING COMPANY, INC.

         THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY, AS AMENDED, PROVIDE THAT, EXCEPT AS OTHERWISE PROVIDED BY LAW, SHARES OF STOCK IN THE COMPANY SHALL NOT BE TRANSFERRED TO "ALIENS" UNLESS, AFTER GIVING EFFECT TO SUCH TRANSFER, THE AGGREGATE NUMBER OF SHARES OF STOCK OWNED BY OR FOR THE ACCOUNT OF "ALIENS" WILL NOT EXCEED 20% OF THE NUMBER OF SHARES OF OUTSTANDING STOCK OF THE COMPANY, AND THE

                                                           Shareholder Agreement


         AGGREGATE VOTING POWER OF SUCH SHARES WILL NOT EXCEED 20% OF THE AGGREGATE VOTING POWER OF ALL OUTSTANDING SHARES OF VOTING STOCK OF THE COMPANY. NOT MORE THAN 20% OF THE AGGREGATE VOTING POWER OF ALL SHARES OUTSTANDING ENTITLED TO VOTE MAY BE VOTED BY OR FOR THE ACCOUNT OF "ALIENS." IF, NOTWITHSTANDING SUCH RESTRICTION ON TRANSFERS TO "ALIENS," THE AGGREGATE NUMBER OF SHARES OF STOCK OWNED BY OR FOR THE ACCOUNT OF "ALIENS" EXCEEDS 20% OF THE NUMBER OF SHARES OF OUTSTANDING STOCK OF THE COMPANY OR IF THE AGGREGATE VOTING POWER OF SUCH SHARES EXCEEDS 20% OF THE AGGREGATE VOTING POWER OF ALL OUTSTANDING SHARES OF VOTING STOCK OF THE COMPANY, THE COMPANY HAS THE RIGHT TO REDEEM SHARES OF ALL CLASSES OF CAPITAL STOCK, AT THEIR THEN FAIR MARKET VALUE, ON A PRO RATA BASIS, OWNED BY OR FOR THE ACCOUNT OF ALL "ALIENS" IN ORDER TO REDUCE THE NUMBER OF SHARES AND/OR PERCENTAGE OF VOTING POWER HELD BY OR FOR THE ACCOUNT OF "ALIENS" TO THE MAXIMUM NUMBER OR PERCENTAGE ALLOWED UNDER THE RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OR AS OTHERWISE REQUIRED BY APPLICABLE FEDERAL LAW. AS USED HEREIN, "ALIENS" MEANS ALIENS AND THEIR REPRESENTATIVES, FOREIGN GOVERNMENTS AND THEIR REPRESENTATIVES, AND CORPORATIONS ORGANIZED UNDER THE LAW OF A FOREIGN COUNTRY, AND THEIR REPRESENTATIVES. THE COMPANY WILL FURNISH TO ANY SHAREHOLDER UPON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OR SERIES AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES.

                  The first legend set forth above shall be removed if and when
(i) the securities represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or (ii) the Investor delivers to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legends are no longer necessary.

                  Section 4.3 Certain Permitted Transactions and Communications. Notwithstanding the foregoing, this Agreement shall not prohibit (i) the acquisition or holding of securities or rights in the ordinary course of business by any employee benefit plan whose trustees, investment managers or similar advisors are not Affiliates of any Restricted Party, (ii) the consummation of any transaction expressly provided for in the Investment Agreement or the Operating Agreement including the acquisition and/or exercise of the Warrants or any purchase of shares of Common Stock upon conversion of Preferred Stock or (iii) officers and employees of the Restricted Parties from communicating with officers of the Company or its Affiliates on matters related to or governed by the Distribution Agreement, the

                                                           Shareholder Agreement


Operating Agreement or other operational matters, or the Restricted Parties from communicating with the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the Chief Financial Officer of the Company, so long as such communication is conveyed in confidence, does not require public disclosure by the Restricted Parties or, in the reasonable belief (based on the advice of outside counsel) of the Restricted Party making such communication, by the Company, and is not intended to (A) elicit, and, in the reasonable belief (based on the advice of outside counsel) of the Restricted Party making such communication, does not require the issuance of, a public response by the Company or (B) otherwise circumvent the provisions of Section 4.1.


                                    ARTICLE V

                                  Miscellaneous

                  Section 5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

                  (a)      If to the Investor, to:

                           GE Capital Equity Investments, Inc.
                           120 Long Ridge Road
                           Stamford, CT 06927
                           Attention:  John Sprole

                           Fax: (203) 357-3047

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention: Richard Capelouto

                           Fax: (212) 455-2502


                  (b)      If to NBC, to:

                           National Broadcasting Company, Inc.
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attention:  Stuart U. Goldfarb, Executive Vice
                                       President and Managing Director,
                                       Worldwide Business Development


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


                                                           Shareholder Agreement


                       Fax: (212) 664-7896

                       with a copy to:

                       Simpson Thacher & Bartlett
                       425 Lexington Avenue
                       New York, New York 10017
                       Attention: Richard Capelouto

                       Fax: (212) 455-2502


                  (c)  If to the Company, to:

                       ValueVision International, Inc.
                       6740 Shady Oak Road
                       Eden Prairie, MN 55344-3433
                       Attention:  General Counsel

                       Fax:  (612) 947-0188

                       With a copy to:

                       Latham & Watkins
                       633 West Fifth Street
                       Suite 4000
                       Los Angeles, CA 90071
                       Attention:  Michael W. Sturrock

                       Fax:  (213) 891-8763

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

                  Section 5.2 Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

                  Section 5.3 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such

                                                           Shareholder Agreement


invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  Section 5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

                  Section 5.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of any state or U.S. federal court sitting within the County of New York, New York or the County of Hennepin, Minnesota. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

                  Section 5.6 Successors and Assigns; Third Party Beneficiaries. Subject to applicable law, (i) GE Capital Equity Investments may assign its rights under this Agreement in whole or in part only to a Restricted Party, but no such assignment shall relieve GE Capital Equity Investments of its obligations hereunder unless GE Capital Equity Investments' obligations hereunder are assumed by NBC and/or GE Capital in a written agreement reasonably acceptable to the Company delivered to the Company (in which case GE Capital Equity Investments will be released from its obligations hereunder except for its obligations as a Restricted Party to comply with the terms hereof) and (ii) NBC may assign its rights under this Agreement in whole or in part only to a Restricted Party, but no such assignment shall relieve NBC of its obligations hereunder unless NBC's obligations hereunder are assumed by GE Capital in a written agreement reasonably acceptable to the Company delivered to the Company (in which case NBC will be released from its obligations hereunder except for its obligations as a Restricted Party to comply with the terms hereof). The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor. Any purported assignment in violation of this Section shall be void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Restricted Parties (who shall be third party beneficiaries of this Agreement entitled to the benefit of, and to enforce, its terms) and the Company and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Restricted Parties and the Company and their respective successors, and for the benefit of no other Person. No purchaser of Preferred Stock, Warrants or Common

                                                           Shareholder Agreement


Stock from a Restricted Party (other than another Restricted Party) shall be deemed to be a successor or assignee by reason merely of such purchase.

                  Section 5.7 Arbitration. Any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, shall be determined, at the request of any party, by arbitration in a city mutually agreeable to the parties to such controversy, dispute or claim before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, and any judgment or award rendered by the arbitrator will be final, binding and unappealable and judgment may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the Federal Rules of Civil Procedure shall apply to any arbitration under this Section 5.7. Any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 5.7 shall be determined by the arbitrator. The arbitrator shall be a retired or former United States District Judge or other person acceptable to each of the parties, provided such individual has substantial professional experience with regard to corporate or partnership legal matters. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

                  Section 5.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

                  Section 5.9 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

                  Section 5.10 Confidentiality. The provisions of Sections 1, 2 and 8 of the confidentiality agreement dated June 24, 1998 between the Company and the Investor (the "Investor Confidentiality Agreement") shall continue and be in full force and effect and apply to each Restricted Party as if it were the Investor until the later to occur of the termination of the Distribution Agreement and termination of the Investor's rights to designate at least one director for nomination to the Board of Directors of the Company pursuant to
Section 2.1. All other

                                                           Shareholder Agreement


provisions of the Investor Confidentiality Agreement and the confidentiality agreement dated January 28, 1999 (as amended on February 28, 1999) between the Company and NBC are hereby terminated.

                                                           Shareholder Agreement



         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representatives, all as of the date first above written.


                                   VALUEVISION INTERNATIONAL, INC.


                                   By:   /s/ Gene McCaffery
                                      ------------------------------------
                                      Name: Gene McCaffery
                                      Title: Chief Executive Officer


                                   GE CAPITAL EQUITY INVESTMENTS, INC.


                                   By:  /s/ James Brown
                                      ------------------------------------
                                      Name: James Brown
                                      Title: Senior Vice President


                                   NATIONAL BROADCASTING COMPANY, INC.


                                   By:  /s/ Stuart Goldfarb
                                      ------------------------------------
                                      Name: Stuart Goldfarb
                                      Title: Executive Vice President,
                                          Worldwide Business Development

                                                           Shareholder Agreement


                                                                         ANNEX A


                             NBC RESTRICTED PERSONS

CBS
Fox
Disney
Time Warner
Paxson
Viacom
Yahoo
AOL
Excite
Lycos
Infoseek
Microsoft

                                                           Shareholder Agreement


                                                                         ANNEX B


                                ANNEX B ENTITIES

Yahoo
AOL
Excite
Lycos
Infoseek
Microsoft